Exhibit 16.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have read the statements under Item 4.01 in the Current Report on Form 8-K dated December 4, 2023 (the “8-K”), of BIMI International Medical Inc (the “Company”) to be filed with the Securities and Exchange Commission and we agree with such statements therein as related to our firm. We have no basis, and therefore, do not agree or disagree with the other statements made by the Company in the 8-K.

/s/ AuditAlliance LLP

Singapore

December 4,2023